                              Exhibit 99.2


                    VULCAN INTERNATIONAL CORPORATION
                           Executive Offices:
                     300 Delaware Avenue, Suite 1704
                       Wilmington, Delaware  19801



FOR IMMEDIATE RELEASE                          July 15, 2003
---------------------

Vulcan International Corporation, the parent of Vulcan Corporation, a Tennessee corporation, a diversified manufacturer of rubber and foam products and bowling pins with manufacturing plants in Tennessee and Wisconsin, announced that net revenues for the second quarter ending
June 30,2003 increased to $3,107,557 from $2,788,179 in the second quarter of 2002. Net earnings from continuing operations increased to $302,885 in the second quarter of 2003 from $297,079 in the second quarter of 2002. Capital gains in second quarter of 2003 due mainly to sales of assets were $142,369 compared to $137,554 in the second quarter of2002.

On a per share basis in the second quarter ending June 30, 2003 the Company had earnings, including capital gains, of 44 cents per share compared to 40 cents in the second quarter of-2002.

For the six month period ending June 30, 2003, the company had consolidated net earnings from continuing operations of $443,466 on revenues of $5,883,646. This compares to consolidated net earnings from continuing operations of$581,505 on revenues of $5,726,516 in 2002. Capital gains for the six months ending June 30, 2003 due mainly from the sale of securities were $604,886 compared to $494,431 for the six months ending June 30, 2002. Total consolidated net earnings in 2003 for the six months were $1,048,352 compared to $1,075,936 in 2002.

On a per share basis for the six month period ending June 30, 2003, the Company had earnings, including capital gains, of $1.04 per share compared to 98 cents in the six months ending June 30, 2002.



     Attribute to Benjamin Gettler, Chairman of the Board and President.

     For more information:  Contact Vernon E. Bachman, Vice President
                            Secretary and Treasurer at (513) 621-2850

<PAGE

                      VULCAN INTERNATIONAL CORPORATION
                               COMPARISON
                          3 MONTHS ENDED JUNE 30

                                       2003               2002
                                       ----               ----
NET REVENUES:
  CONTINUING OPERATIONS          $3,107,557            2,788,179
                                  ---------            ---------
NET EARNINGS:
  CONTINUING OPERATIONS             302,885              297,079
  NET GAINS(LOSS) ON DISPOSAL
   OF ASSETS                        142,369              137,554
                                  ---------            ---------
TOTAL NET EARNINGS                  445,254              434,633
                                  ---------            ---------

EARNINGS PER COMMON SHARE:
  CONTINUING OPERATIONS                0.30                 0.27
  NET GAINS(LOSS) ON DISPOSAL
   OF ASSETS                           0.14                 0.13
                                  ---------            ---------
TOTAL EARNINGS PER COMMON SHARE        0.44                 0.40
                                  ---------            ---------
AVERAGE NUMBER OF SHARES
 OUTSTANDING                      1,004,707            1,101,490

                      VULCAN INTERNATIONAL CORPORATION
                               COMPARISON
                         6 MONTHS ENDED JUNE 30

                                       2003               2002
                                       ----               ----
NET REVENUES:
  CONTINUING OPERATIONS          $5,883,646            5,726,516
                                  ---------            ---------
NET EARNINGS:
  CONTINUING OPERATIONS             443,466              581,505
  NET GAINS(LOSS) ON DISPOSAL
   OF ASSETS                        604,886              494,431
                                  ---------            ---------
TOTAL NET EARNINGS                1,048,352            1,075,936
                                  ---------            ---------

EARNINGS PER COMMON SHARE:
  CONTINUING OPERATIONS                0.44                 0.53
  NET GAINS(LOSS) ON DISPOSAL
   OF ASSETS                           0.60                 0.45
                                  ---------            ---------
TOTAL EARNINGS PER COMMON SHARE        1.04                 0.98
                                  ---------            ---------
AVERAGE NUMBER OF SHARES
 OUTSTANDING                      1,004,652            1,101,787